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                                                                     EXHIBIT 3.2

                    CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                   OPTIONAL AND OTHER SPECIAL RIGHTS OF 14.75%
                     REDEEMABLE PREFERRED STOCK DUE 2008 AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF



                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


                  American Communications Services, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent dated July 2, 1997, duly approved and adopted the following resolution (the "Resolution"):

                  RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 14.75% Redeemable Preferred Stock due 2008, par value $1.00 per share, with a stated value of $1,000.00 per share, consisting initially of 400,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

                  (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "14.75% Redeemable Preferred Stock due 2008." The number of shares constituting such class shall be 400,000, and are referred to as the "Redeemable Preferred Stock." The liquidation preference of the Redeemable Preferred Stock shall be $1,000.00 per share (the "Liquidation Preference").

                  (b) Rank. The Redeemable Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (as provided in paragraphs (c)(v), (c)(vi) and (d) below), rank (i) senior to all classes of common stock of the Corporation and to each other class of capital stock or series of Preferred Stock of the Corporation established hereafter by the Board of Directors the
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terms of which expressly provide that it ranks junior to the Redeemable
Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of common stock of the Corporation, as "Junior Stock"); (ii) subject to certain conditions, and except as otherwise provided herein, on a parity with each other class of Preferred Stock of the Corporation established hereafter by the Board of Directors the terms of which expressly provide that such class or series will rank on a parity with the Redeemable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and (iii) subject to certain conditions, junior to each class of Preferred Stock of the Corporation established after the date hereof by the Board of Directors the terms of which expressly provide that such class will rank senior to the Redeemable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Stock").

                  (c) Dividends.

                  (i) Beginning on the Issue Date, the Holders of the outstanding shares of Redeemable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of full cumulative dividends on each share of Redeemable Preferred Stock, at a rate per annum equal to 14.75% (subject to adjustment as provided in paragraph (c)(ii)) of the Liquidation Preference of the Redeemable Preferred Stock, payable quarterly (each such quarterly period being herein called a "Dividend Period"). In the event that, after June 30, 2002, dividends on the Redeemable Preferred Stock are in arrears and unpaid for four or more Dividend Periods following such date (whether or not consecutive), Holders of Redeemable Preferred Stock shall be entitled to certain voting rights as provided in paragraph (f)(iv) below. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on September 30, 1997, to Holders of record on the March 15, June 15, September 15 and December 15 immediately preceding the relevant Dividend Payment Date. Notwithstanding anything herein to the contrary, any dividends that are in arrears on the Redeemable Preferred Stock shall accrue and cumulate dividends thereon from the Dividend Payment Date on which such dividend was payable.
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                  Dividends may be paid, at the Corporation's option, on any
         Dividend Payment Date either in cash or by the issuance of additional shares of Redeemable Preferred Stock (and, at the Corporation's option, payment of cash in lieu of fractional shares) having an aggregate Liquidation Preference (including any fractional shares) equal to the amount of such dividends; provided, however, that after June 30, 2002, to the extent and for so long as the Corporation is not precluded from paying cash dividends on the Redeemable Preferred Stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which the Corporation is subject, the Corporation shall pay dividends in cash.

                  (ii) Within 30 days of the occurrence of a Change of Control, Holders of two-thirds of the Redeemable Preferred Stock will designate an Independent Financial Advisor to determine, within 20 days of such designation, in the opinion of such firm, the appropriate dividend rate that the Redeemable Preferred Stock should bear so that, after such reset, the Redeemable Preferred Stock would have a market value of 101% of the Liquidation Preference. If, for any reason and within 5 days of the designation of an Independent Financial Advisor by the Holders, such Independent Financial Advisor is unacceptable to the Corporation, the Corporation shall designate a second Independent Financial Advisor to determine, within 15 days of such designation, in its opinion, such an appropriate reset dividend rate for the Redeemable Preferred Stock. In the event that the two Independent Financial Advisors cannot agree, within 25 days of the designation of an Independent Financial Advisor by the Holders of two-thirds of the Redeemable Preferred Stock, on the appropriate reset dividend rate, the two Independent Financial Advisors shall, within 10 days of such 25th day, designate a third Independent Financial Advisor, which, within 15 days of designation, will determine, in its opinion, such an appropriate reset rate which is between the two rates selected by the first two Independent Financial Advisors; provided, however, that the reset rate shall in no event be less than 14.75% per annum or greater than 17.25% per annum. The reasonable fees and expenses, including reasonable fees and expenses of legal counsel, if any, and customary indemnification, of each of the three above-referenced Independent Financial Advisors shall be borne by the Corporation. Upon the determination of the reset rate, the Redeemable Preferred Stock shall accrue and cumulate dividends at the reset rate as of the date of occurrence of the Change of Control.
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                  (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Redeemable Preferred Stock at any time.

                  (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

                  (v) No full dividends may be declared by the Board of Directors or paid or funds set apart for the payment of dividends by the Corporation on any Parity Stock (except dividends on Parity Stock payable solely in additional shares of Parity Stock) for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment is set apart for such payment on the Redeemable Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Stock. If full dividends are not so paid, all dividends declared upon shares of the Redeemable Preferred Stock and any other Parity Stock (except dividends on Parity Stock payable solely in additional shares of Parity Stock) shall be declared pro rata so that the amount of dividends declared per share on the Redeemable Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the Redeemable Preferred Stock and such Parity Stock bear to each other.

                  (vi) (A) Holders of shares of the Redeemable Preferred Stock shall be entitled to receive the dividends provided for in paragraph
         (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Stock (except dividends on Junior Stock payable solely in additional shares of Junior Stock).

                  (B) So long as any share of the Redeemable Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock (except dividends on Junior Stock payable in Junior Stock) or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the
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         Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Redeemable Preferred Stock have been paid (or are deemed paid) in full, other than certain repurchase obligations with respect to such warrants, rights, calls or options in existence on the Issue Date.

                  (C) So long as any share of the Redeemable Preferred Stock is outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Redeemable Preferred Stock have been paid (or are deemed paid) in full.

                  (vii) Dividends payable on the Redeemable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of Additional Dividends (as defined below) will be determined consistent with the preceding sentence and by multiplying the applicable Additional Dividends by a fraction, the numerator of which is the number of days such rate was applicable during any Dividend Period and the denominator of which is 360.

                  (viii) (A) If (1) the Corporation fails to file a Shelf Registration Statement (in the circumstances described below) on or prior to 150 days after the Issue Date, (2) the Shelf Registration Statement is not declared effective within 225 days after the Issue Date or (3) the Shelf Registration Statement is filed and declared effective within 225 days after the Issue Date but shall thereafter cease to be effective (at any time that the Corporation is obligated to maintain the effectiveness thereof) without being succeeded within 90 days by an additional Shelf Registration Statement, filed and declared effective, then, in recognition that the limited liquidity of the Redeemable Preferred Stock has deleteriously affected its value,
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         additional dividends (the "Additional Dividends") shall accrue and cumulate on the Redeemable Preferred Stock as set forth in paragraphs
         (B), (C) and (D) below, respectively.

                  (B) If the Shelf Registration Statement is not filed within 150 days following the Issue Date, Additional Dividends shall accrue and cumulate on the Redeemable Preferred Stock over and above the stated dividend rate at a rate of 0.50% per annum.

                  (C) If the Shelf Registration Statement is not declared effective within 225 days following the Issue Date, Additional Dividends shall accrue and cumulate on the Redeemable Preferred Stock over and above the stated dividend rate at a rate of 0.50% per annum.

                  (D) If the Shelf Registration Statement has been declared effective and ceases to be effective at any time prior to the third anniversary of the Issue Date, unless all of the Redeemable Preferred Stock registered thereunder has been sold thereunder or an additional Shelf Registration Statement has been filed and declared effective within 90 days of the date on which the Shelf Registration Statement ceases to be effective, then Additional Dividends shall accrue and cumulate on the Redeemable Preferred Stock over and above the stated dividend rate at a rate of 0.50% per annum commencing on the 90th day following the day such Shelf Registration Statement ceases to be effective.

                  (E) Notwithstanding paragraphs (A)-(D) of this paragraph (c), the Additional Dividends payable hereunder shall not exceed in the aggregate 0.50% per annum. In addition (1) upon the filing of the Shelf Registration Statement (in the case of paragraph (B) above), (2) upon the effectiveness of the Shelf Registration Statement (in the case of paragraph (C) above) or (3) upon the effectiveness of the Shelf Registration Statement that had ceased to remain effective (in the case of paragraph (D) above), the dividend rate on the Redeemable Preferred Stock shall revert to the dividend rate set forth in paragraph (c)(i) or (c)(ii) hereof, as applicable, and Additional Dividends on the Redeemable Preferred Stock shall cease to accrue and cumulate or be payable.

                  (d)  Liquidation Preference.

                  (i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the Holders of shares of Redeemable Preferred Stock then outstanding will be entitled to be paid, out of the assets of the Corporation
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                                       -7-

         available for distribution to its stockholders, an amount in cash equal to the Liquidation Preference for each share of Redeemable Preferred Stock outstanding, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up and including an amount equal to the redemption premium that would have been payable had the Redeemable Preferred Stock been the subject of an optional redemption on such date, but exclusive of any amount declared as a dividend pursuant to paragraph (d)(ii) hereof), before any payment shall be made or any assets distributed to the holders of any of the Junior Stock, including, without limitation, common stock of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation are not sufficient to pay in full the liquidation preference payments payable to the holders of outstanding shares of the Redeemable Preferred Stock and all other Parity Stock, then the holders of all such shares shall share equally and ratably in any such distribution of assets in proportion to the full liquidation preference to which each is entitled until such liquidation preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends. The holders of outstanding shares of Redeemable Preferred Stock and all other Parity Stock shall not be entitled to any further participation in any distribution of assets of the Corporation after payment of the full amount of the liquidation preference, including accumulated and unpaid dividends and redemption premium to which such holders are entitled.

                  (ii) Immediately prior to making any distribution with respect to the Redeemable Preferred Stock in connection with any liquidation, dissolution or winding-up of the Corporation, the Corporation, by resolution by its Board of Directors, shall, to the extent of any funds legally available therefor, declare a dividend on the Redeemable Preferred Stock payable prior to the date of any such distribution in an amount equal to any accrued and unpaid dividends on the Redeemable Preferred Stock as of such date.

                  (iii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the
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         Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

                  (e)  Redemption.

                  (i) Optional Redemption. (A) The Corporation may, at the option of the Board of Directors, redeem at any time on or after January 1, 2003, subject to the legal availability of funds therefor, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Redeemable Preferred Stock, at the redemption prices (expressed in percentages of an amount equal to the sum of (i) the Liquidation Preference and (ii) without duplication, the liquidation preference of any accrued and unpaid dividends payable in Redeemable Preferred Stock to the Dividend Payment Date immediately prior to the Redemption Date) set forth below, plus, without duplication, an amount in cash equal to all accrued and unpaid cash dividends to the Dividend Payment Date immediately prior to the Redemption Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date, but exclusive of any amount declared as a dividend pursuant to paragraph e(iv) hereof (the "Optional Redemption Price")), if redeemed during the 12-month period beginning January 1 of each of the years set forth below:

                     2003.....................................107.375%
                     2004.....................................104.917%
                     2005.....................................102.458%
                     2006 and thereafter......................100.000%

                  (B Notwithstanding the foregoing paragraph (e)(i)(A), the Corporation will have the option, on or prior to June 30, 2000, to redeem up to 30% of the outstanding Redeemable Preferred Stock at a price (the "Equity Redemption Price") of 114.750% (expressed as a percentage of an amount equal to the sum of (i) of the Liquidation Preference and (ii) without duplication, the liquidation preference of any accrued and unpaid dividends payable in Redeemable Preferred Stock to the Dividend Payment Date immediately prior to the Redemption Date), plus, without duplication, accrued and unpaid cash dividends to the Dividend Payment Date immediately prior to the Redemption Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date, but exclusive of any amount declared as a dividend pursuant to paragraph e(iv) hereof) with the proceeds of
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         (i) one or more Public Equity Offerings generating cash proceeds to the
         Corporation of at least $25 million or (ii) the sale of Qualified Capital Stock generating cash proceeds to the Corporation of at least $25 million to a corporation which has, or whose Parent has, a Total Equity Market Capitalization at the time of such sale of at least $1 billion on a consolidated basis; provided that Redeemable Preferred Stock equal to at least 70% of the Redeemable Preferred Stock initially issued remains outstanding after any such redemption.

                  (ii Mandatory Redemption. On June 30, 2008, the Corporation shall redeem (subject to the legal availability of funds therefor) in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Redeemable Preferred Stock then outstanding at a redemption price equal to 100% of the Liquidation Preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share to the Redemption Date (including the dividend payable on the Redemption Date, but exclusive of any amount declared as a dividend pursuant to paragraph e(iv) hereof) (the "Mandatory Redemption Price").

                  (iii) Procedures for Redemption. (A) At least 30 days and not more than 60 days prior to any Redemption Date, the Corporation shall send written notice (the "Redemption Notice") by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Redeemable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Redeemable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was finally judicially determined by a court of competent jurisdiction to be defective. The Redemption Notice shall state:

                           (1)  whether the redemption is pursuant to
                  paragraph (e)(i)(A), (e)(i)(B), or (e)(ii);

                           (2) the Optional Redemption Price, the Equity Redemption Price or the Mandatory Redemption Price;

                           (3) whether all or (solely with respect to paragraph
                  (e)(1)(A) or (e)(1)(B)) less than all the outstanding shares of the Redeemable Preferred Stock
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                  are to be redeemed and the total number of shares of
                  the Redeemable Preferred Stock being redeemed;

                           (4) the Redemption Date;

                           (5) that the Holder is to surrender to the
                  Corporation, at the offices of the Transfer Agent and in the manner and at the price designated, his certificate or certificates representing the shares of Redeemable Preferred Stock to be redeemed; and

                           (6) that dividends on the shares of the Redeemable
                  Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Equity Redemption Price or the Mandatory Redemption Price, as the case may be.

                  (A) Each Holder of Redeemable Preferred Stock called for redemption shall surrender the certificate or certificates representing such shares of Redeemable Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), at the office of the Transfer Agent and in the manner designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Mandatory Redemption Price or Equity Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (B) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Redeemable Preferred Stock called for redemption shall cease to accumulate, and all rights of the Holders of such shares shall terminate with respect thereto on the date fixed for redemption, other than the right to receive the Optional Redemption Price, the Equity Redemption Price or the Mandatory Redemption Price, as the case may be, without interest; provided, however, that if a Redemption Notice shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accumulate to the Redemption Date) shall have been delivered to the Transfer Agent, in trust for the equal and ratable benefit
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         of the Holders of the shares to be redeemed, then dividends shall cease to accrue and cumulate on the Redemption Date of such shares of Redeemable Preferred Stock to be redeemed and, at the close of business on the day on which such funds are delivered to the Transfer Agent, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, the Equity Redemption Price or the Mandatory Redemption Price, as the case may be, for such shares without interest.

                  (C) In the event of a redemption pursuant to paragraph
         (e)(i)(A) or (e)(i)(B) hereof of only a portion of the then outstanding shares of the Redeemable Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Redeemable Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than 10 shares (or shares held by Holders who would hold less than 10 shares as a result of such redemption), as may be determined by the Corporation.

                  (iv) Immediately prior to making any such redemption with respect to the Redeemable Preferred Stock, the Corporation, by resolution by its Board of Directors, shall, to the extent of any funds legally available therefor, declare a dividend on the Redeemable Preferred Stock payable on the Redemption Date in an amount equal to any accrued and unpaid dividends on the Redeemable Preferred Stock as of such date. If the Corporation does not have sufficient funds legally available therefor to declare and pay all dividends accrued at the time of such redemption, then an amount equal to any remaining accrued and unpaid dividends shall, without duplication, be added to the Redemption Price of each share of Redeemable Preferred Stock being redeemed.

                  (f) Voting Rights.

                  (i) The Holders of Redeemable Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs
         (ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                  (ii) (A) So long as any shares of the Redeemable Preferred Stock are outstanding, the Corporation shall not authorize any class of Senior Stock without the affirmative vote or consent of Holders of at least two-thirds of the outstanding shares of Redeemable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (B) So long as any shares of the Redeemable Preferred Stock are outstanding, the Corporation shall not authorize any class of Parity Stock (other than (i) any additional shares of Redeemable Preferred Stock issued and sold by the Company within 365 days of the Issue Date, (ii) any shares of Redeemable Preferred Stock issued as dividends (including as Additional Dividends), (iii) any preferred stock issued in exchange for the Redeemable Preferred Stock or (iv) any Post-Closing Parity Stock) without the affirmative vote or consent of Holders of at least two-thirds of the then outstanding shares of Redeemable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (C) So long as any shares of the Redeemable Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect the specified rights, preferences, privileges or voting rights of the Redeemable Preferred Stock without the affirmative vote or consent of Holders of at least two-thirds of the issued and outstanding shares of Redeemable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (D) The Redeemable Preferred Stock and the Post-Closing Parity Stock shall vote on all matters as a single class.

                  (E) Except as set forth in paragraphs (f)(ii)(A), (f)(ii)(B) and (f)(ii)(C) above, (x) the creation, authorization or issuance of any shares of any Junior Stock or (y) the increase or decrease in the amount of authorized Capital Stock of the Corporation of any class, including any Preferred Stock of the Corporation, shall not require the consent of the Holders of the Redeemable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Redeemable Preferred Stock.

                  (iii) (A) If (1) after June 30, 2002, dividends on the Redeemable Preferred Stock are in arrears and unpaid for four or more Dividend Periods following such date (whether or not consecutive) (a "Dividend Default"); (2) the Corporation fails to redeem all of the then outstanding shares of Redeemable Preferred Stock on June 30, 2008; or
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                                      -13-

         (3) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $10 million or more at the time of such default, in each case, after a 30-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses (1)-(3) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of two-thirds of the then outstanding shares of Redeemable Preferred Stock, voting as a single class, to elect the lesser of two directors and 25% of the number of members constituting the Board of Directors. Each such event described in clauses (1), (2) and (3) is a "Voting Rights Triggering Event." Holders of two-thirds of the issued and outstanding shares of Redeemable Preferred Stock, voting as a single class, shall have the exclusive right to elect, by two-thirds vote, the lesser of two directors and 25% of the number of members constituting the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Redeemable Preferred Stock expire (other than as described in (f)(iii)(B) below).

                  (B) The right of the Holders of Redeemable Preferred Stock voting as a single class to elect members of the Board of Directors as set forth in subparagraph (f)(iii)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Redeemable Preferred Stock are paid in full; and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the Holders of at least two-thirds of the shares of Redeemable Preferred Stock then outstanding and entitled to vote thereon, at which time (1) the special right of the Holders of Redeemable Preferred Stock so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders of the Redeemable Preferred Stock shall each terminate. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Redeemable Preferred Stock pursuant to paragraph (f)(iii) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Redeemable Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least 25% of the shares of Redeemable Preferred Stock then outstanding addressed to the secretary of the Corporation at its principal executive offices shall, call a special meeting of the Holders of Redeemable Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within 20 days after personal service of said written request upon the secretary of the Corporation at its principal executive offices, or within 20 days after mailing the same within the United States by certified mail, return receipt requested, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least 25% of the outstanding shares of Redeemable Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place designated in such notice. Any Holder of Redeemable Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

                  (C) At any meeting held for the purpose of electing directors at which the Holders of Redeemable Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least two-thirds of the outstanding shares of Redeemable Preferred Stock shall be required to constitute a quorum of such Redeemable Preferred Stock.

                  (D) Any vacancy occurring in the office of a director elected by the Holders of Redeemable Preferred Stock may be filled by the remaining director elected by the Holders of Redeemable Preferred Stock unless and until such vacancy shall be filled by the Holders of Redeemable Preferred Stock. Holders of two-thirds of the Redeemable Preferred Stock, voting separately as a class, may remove, with or without cause, any director elected by the Holders of Redeemable Preferred Stock or appointed to fill a vacancy pursuant to the next preceding sentence. Any director to be elected by the Holders of Redeemable Preferred Stock shall agree, prior to his election to office, to resign upon any termination of the right of the Holders of Redeemable

         Preferred Stock to vote as a class for a director as herein provided, and upon any such termination any director then in office elected by the Holders of Redeemable Preferred Stock shall forthwith resign.

                  (iv) In any case in which the Holders of Redeemable Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Redeemable Preferred Stock entitled to vote with respect to each such matter shall be entitled to one vote for each share of Redeemable Preferred Stock held.

                  (g) Conversion or Exchange. The Holders of shares of Redeemable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

                  (h) Reissuance of Redeemable Preferred Stock. Shares of Redeemable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock of the Corporation, provided that any issuance or reissuance of such shares as Redeemable Preferred Stock must be in compliance with the terms hereof.

                  (i) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

                  (j) Reports. So long as any shares of Redeemable Preferred Stock are outstanding, the Corporation will provide to the holders of Redeemable Preferred Stock and file with the Commission copies of the annual reports and of the information, documents and other reports that the Corporation would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the Corporation is then obligated to file such reports. For so long as any of the shares of the Redeemable Preferred Stock are outstanding, the Company will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each Holder and to each prospective purchaser (as designated by such Holder) of Redeemable Preferred Stock, any information required to be provided by Rule 144A(d)(4) under the Act.

                  (k) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                           "Additional Dividends" shall have the meaning
                  ascribed to it in paragraph (c) hereof.

                           "Board of Directors" shall have the meaning ascribed
                  to it in the first paragraph of this Resolution.

                           "Business Day" means any day except a Saturday, a
                  Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

                           "Capital Stock" in any Person means any and all
                  shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Indebtedness convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

                           "Change of Control" shall be deemed to occur if (i)
                  the sale, conveyance, transfer or lease of all or substantially all the assets of the Corporation to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act) (other than any Permitted Holder (as defined below) or any subsidiary of the Corporation) shall have occurred; (ii) any "person" or "group" as aforesaid other than any Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of all classes of the voting stock of the Corporation and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, and such voting power percentage is greater than or equal to the total voting power percentage then beneficially owned by the Permitted Holders in the aggregate; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Corporation was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; provided, however, that no Change of Control shall occur if the "person" or "group" in the case of clause (i) above is a Strategic Investor or the "beneficial owner" of voting power in excess of 50% of the voting power of the Corporation in the case of clause (ii) above is a Strategic Investor and such Strategic Investor beneficially owns in excess of 50% of the voting power of the Corporation.

                           "Commission" means the Securities and Exchange
                  Commission.

                           "Disqualified Capital Stock" means any Capital Stock
                  that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the mandatory redemption date of the Redeemable Preferred Stock.

                           "Dividend Payment Date" means March 31, June 30,
                  September 30 and December 31 of each year.

                           "Dividend Period" means the Initial Dividend
                  Period and, thereafter, each Quarterly Dividend Period.

                           "Dividend Record Date" means March 15, June 15,
                  September 15 and December 15 of each year.

                           "Exchange Act" means the Securities Exchange Act of
                  1934, as amended, and the rules and regulations promulgated thereunder.

                           "Holder" means a holder of shares of Redeemable
                  Preferred Stock as reflected in the stock books of the Corporation.

                           "Indebtedness" means at any time (without
                  duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with the acquisition of property, assets or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price or property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 60 days overdue or which are being contested in good faith), (v) any capital lease obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person's restricted subsidiaries, at the time of determination, (vii) the notional amount of any interest hedging obligations or exchange rate obligations of such person, (viii) any indebtedness attributable to any sale and leaseback transaction to which such person is a party and (ix) any obligation of the type referred to in clauses (i) through
                  (viii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined hereunder; provided that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock.

                           "Independent Financial Advisor" means a United States
                  investment banking firm of national standing in the United States which does not, and whose directors, officers and employees or affiliates do not, have a direct or indirect financial interest in the Corporation.

                           "Initial Dividend Period" means the dividend period
                  commencing on the Issue Date and ending on September 30, 1997.

                           "Issue Date" means the date of original issuance
                  of the Redeemable Preferred Stock.

                           "Junior Stock" shall have the meaning ascribed to
                  it in paragraph (b) hereof.

                           "Mandatory Redemption Price" shall have the
                  meaning ascribed to it in paragraph (e) hereof.

                           "Optional Redemption Price" shall have the meaning
                  ascribed to it in paragraph (e)(i) hereof.

                           "Parent" means, with respect to any entity, an entity
                  which, directly or indirectly, owns, at the time, a majority of the voting interest of such first-referenced entity.

                           "Parity Stock" shall have the meaning ascribed to
                  it in paragraph (b) hereof.

                           "Permitted Holders" means The Huff Alternative Income
                  Fund, L.P., ING Equity Partners, L.P.I., Apex Investment Fund I, L.P., Apex Investment Fund II, L.P., The Productivity Fund II, L.P. and Anthony J. Pompliano and their respective affiliates (other than the Corporation and its subsidiaries) of each of the foregoing.

                           "Person" means any individual, corporation,
                  partnership, joint venture, trust, unincorporated organization or government or any agency or subdivision thereof.

                           "Post-Closing Parity Stock" means a class or classes
                  of Parity Stock issued and sold by the Corporation within 60 days of the Issue Date and containing terms as to liquidation preference, redemption and voting not materially different from those of the Redeemable Preferred Stock.

                           "Public Equity Offering" means an underwritten public
                  offering of Capital Stock (other than Disqualified Capital Stock) of the Corporation.

                           "Qualified Capital Stock" means any Capital Stock
                  that is not Disqualified Capital Stock.

                           "Quarterly Dividend Period" shall mean the quarterly
                  period commencing on each January 1, April 1, July 1 and October 1 and ending on the next succeeding Dividend Payment Date, respectively.

                           "Redeemable Preferred Stock" shall have the
                  meaning ascribed to it in paragraph (a) hereof.

                           "Redemption Date", with respect to any shares of
                  Redeemable Preferred Stock, means the date on which such shares of Redeemable Preferred Stock are redeemed by the Corporation.

                           "Redemption Notice" shall have the meaning
                  ascribed to it in paragraph (e) hereof.

                           "Registration Rights Agreement" means the
                  Registration Rights Agreement dated as of the Issue Date among the Corporation, BT Securities Corporation, Alex. Brown & Sons Incorporated and the other parties thereto.

                           "Securities Act" means the Securities Act of 1933, as
                  amended, and the rules and regulations promulgated thereunder.

                           "Senior Stock" shall have the meaning ascribed to
                  it in paragraph (b) hereof.

                           "Shelf Registration Statement" means a registration
                  statement filed by the Corporation with the Commission for an offering to be made on a continuous basis pursuant to Rule 415 promulgated under the Securities Act covering all of the Redeemable Preferred Stock.

                           "Strategic Investor" means a publicly traded company
                  (i) whose principal business is operating a public utility company and/or a cable and/or telephone and/or telecommunications system in the United States or which, after the consummation of the relevant transaction, is or will be delivering its own services over the networks or systems of the Corporation and any business reasonably related to the foregoing or creating, developing or marketing communications related network equipment, software or other devices for use in transmitting voice, video or data, (ii) which has a Total Equity Market Capitalization in excess of $1 billion and (iii) whose senior unsecured debt securities are rated (or carry an implied rating) by Moody's Investors Service, Inc. (or any successor to the rating agency business thereof) or Standard & Poor's Corporation (or any successor to the rating agency business thereof) as Baa- or BBB-, respectively, or better, on a pro forma basis assuming the consummation of any transaction with the Corporation, provided if such securities are rated by both such rating agencies, the lowest rating of the two shall govern for purposes of this definition.

                           "Total Equity Market Capitalization" of any Person
                  means, as of any day of determination, the sum of (1) the product of (A) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into or exercisable for, shares of common stock of such Person) multiplied by (B) the average closing price of such common stock over the 20 consecutive trading days immediately preceding such day, plus (2) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

                           "Transfer Agent" shall mean The Bank of New York.

                           "Voting Rights Triggering Event" shall have the
                  meaning ascribed to it in paragraph (f)(iv) hereof.

                  IN WITNESS WHEREOF, said American Communications Services, Inc. has caused this Certificate to be signed by Riley M. Murphy, its Executive Vice President-Legal and Regulatory Affairs, General Counsel and Secretary, this 8th day of July, 1997.

                                        AMERICAN COMMUNICATIONS SERVICES, INC.
                                        By: /s/ Riley M. Murphy
                                           ------------------------------------
                                           Name: Riley M. Murphy
                                           Title: Executive Vice President Legal
                                           and Regulatory Affairs, General
                                           Counsel and Secretary